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                                                                 EXHIBIT 3.2

                           SUIZA FOODS CORPORATION

                         CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION


        Suiza Foods Corporation, a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"),

        DOES HEREBY CERTIFY:

        FIRST: that at a meeting of the Board of Directors of Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendments to be advisable, and directing that said amendments be submitted to the stockholders of said corporation for their consideration. The resolutions setting forth the proposed amendments are as follows:

        RESOLVED, that the Board of Directors of the Company hereby adopts, approves, and declares advisable a proposal to amend the Certificate of Incorporation of the Company, which proposed amendment would strike in its entirety Article IV of the Certificate of Incorporation of the Company and insert in its place a new Article IV, which would be and read as follows:

              "The total number of shares of capital stock that the Corporation shall have the authority to issue is two hundred and ten thousand shares consisting of (a) 10,000 shares of Preferred Stock, $.01 par value per share, and (b) 200,000 shares of Common Stock, $.01 par value per share."

        SECOND: that thereafter, stockholders of said corporation holding the necessary number of shares as required by statute duly adopted and approved said amendment by written consent pursuant to Section 228 of the Delaware General Corporation Law.

        THIRD: that said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

        IN WITNESS WHEREOF, the Board of Directors of the Corporation has caused this Certificate of Amendment to be signed by Gregg L. Engles, its Chairman of the Board and Chief Executive Officer, and Tracy Noll, its Secretary, this 27th day of March, 1995.


                                      SUIZA FOODS CORPORATION


                                      By:     /s/  Gregg L. Engles
                                          -------------------------------
                                              Gregg L. Engles
                                              Chairman of the Board and
                                              Chief Executive Officer

ATTEST:

By:  /s/  Tracy Noll
   ---------------------------
     Tracy Noll
     Secretary